EXHIBIT 10.3

Dated this first day of March 2009

B E T W E E N :

IPCRe Limited

and

John R. Weale

EMPLOYMENT AGREEMENT

Conyers Dill & Pearman

Barristers & Attorneys

Hamilton, Bermuda

Page - 1 - of 31

THIS AGREEMENT is made on the first day of March 2009,

BETWEEN:

IPCRe Limited a company incorporated under the laws of Bermuda with its registered office located at 29 Richmond Road, Pembroke HM 08, Bermuda (the “Company”); and

(1)	John R. Weale (the “Executive”) of 29 Richmond Road, Pembroke HM 08, Bermuda

WHEREAS the parties desire to record the terms and conditions upon which the Executive is employed by the Company.

IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Accrued Obligations”	shall mean (i) all accrued but unpaid Base Salary through the date of termination of the Executive’s employment; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Schedule 1, to the extent incurred prior to termination of employment; (iii) any accrued, but unused paid vacation as of the date of termination, including up to five days’ vacation carried forward from the prior year and any additional vacation that was approved by the Chief Executive Officer or the Chairman, as appropriate; (iv) any benefits (including bonus which may have been awarded by the Company but not paid), and perquisites provided under Schedule 1 or any of the Company’s employee benefit plans upon termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant; and (v) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries or other affiliates and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof

“Agreement”	shall mean this employment agreement

“Annual Bonus”	The cash bonus specified in Schedule 1 of this Agreement, including any awards payable in cash or shares which are deferred and payable at a later time and are calculated by reference to the Annual Bonus

“Awards”	Shall mean any award under any Incentive Plan (which shall include but not be limited to stock options, restricted shares, restricted share units, performance shares, performance share units and any related deferred cash awards) and Retention Bonus, but shall not include any Annual Bonus

“Board”	shall mean the Board of Directors of the Company

“Cause”	shall mean (i) the Executive’s failure (except where due to physical or mental incapacity), neglect or refusal to substantially perform his duties hereunder (ii) any wilful or intentional act of the Executive with regard to the Company or Group Company or other affiliates that has the effect of injuring the reputation or business of the Company or Group Company or other affiliates in a material manner; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a criminal act that is an offence of dishonesty in Bermuda or a felony in the United States; (iv) the commission by the Executive of an act of fraud, embezzlement or material dishonesty against the Company or Group Company or other affiliates (v) the commission by the Executive of any gross default or serious misconduct; (vi) any repeated misconduct or poor performance after written warning in respect of same has been delivered to the Executive; or (vii) any serious or repeated breach or non-observance by the Executive of any of the stipulations in this Agreement; provided always that the Executive shall not be dismissed summarily if to do so would be contrary to the governing law of this Agreement

“Change in Control”

shall mean and be deemed to occur if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the United States Securities and Exchange Act 1934 (as amended)), excluding IPC Holdings, Ltd., the Company or any of its subsidiaries or other affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of IPC Holdings, Ltd., the Company or any of its subsidiaries or other affiliates, an underwriter or distributor temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the IPC Holdings, Ltd., in substantially the same proportion as their ownership of IPC Holdings, Ltd., is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of IPC Holdings, Ltd., or the Company representing 50% or more of the combined voting power of IPC Holdings, Ltd.’s or the Company’s then issued and outstanding securities (“Voting Shares”); (ii) during any period of not more than two years, individuals who constitute the Board of IPC Holdings, Ltd. as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with IPC Holdings, Ltd. to effect a transaction described in Clause (i), (iii) or (iv) of this sentence) whose appointment by the Board or nomination for appointment by the IPC Holdings, Ltd.’s shareholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at such time or whose appointment or nomination for appointment was previously so approved, cease for any reason to constitute a majority thereof; (iii) consummation of a merger, consolidation, amalgamation, reorganization or other business combination or a court of competent jurisdiction approves a scheme of arrangement of IPC Holdings, Ltd. or the Company, other than a merger, consolidation, amalgamation, reorganization, business combination or scheme of arrangement which would result in the Voting Shares of IPC Holdings, Ltd. or the Company issued and outstanding immediately prior thereto continuing to represent (either by remaining issued and outstanding or by being converted into Voting Shares of the surviving or continuing entity) at least 50% of the combined voting power of the Voting Shares of IPC Holdings, Ltd. or the Company or such surviving or continuing entity issued and outstanding immediately after such merger, consolidation, amalgamation, reorganization, business combination or scheme of arrangement; or (iv) the shareholders of IPC Holdings, Ltd. or the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of its assets

“Code”“	Shall mean the U.S. Internal Revenue Code of 1986, as amended

“Dollars” or “$”	shall mean United States dollars

“Early Termination”	shall have the meaning attributed to it in Clause 10

“Good Reason”	shall mean, without the Executive’s written consent, (i) a materially adverse change in the Executive’s employment title; (ii) a material diminution in the Executive’s employment duties, responsibilities or authority, or the assignment to the Executive of duties that are materially inconsistent with his position; (iii) any material reduction in Base Salary or target Annual Bonus opportunity if applicable; (iv) any breach by the Company of any material provision of this Agreement; provided that Good Reason may not be invoked in any circumstance after the Company has invoked the garden leave provisions of Clause 5

“Incentive Plan”	Shall mean any cash or equity-based performance incentive plan that has been adopted by IPC Holdings, Ltd. or the Company.

“General Release”	Shall mean the Deed of General Release at Schedule 4 to this Agreement

the “Parties”	shall mean the parties to this Agreement collectively, “Party” means any one of them

“Group Company”	shall mean any company which is from time to time a holding company (as defined by Section 86 of the Companies Act 1981, but irrespective of whether it is a Bermuda company or an overseas company) of the Company, a subsidiary company (as so defined) of the Company, a subsidiary company (as so defined) of a holding company (as so defined) of the Company or in which the Company owns at least 50% of the issued share capital

“Retention Bonus”	Shall mean any bonus that vests under the terms of any executed retention agreement between the Company and the Executive

1.2	In this Agreement unless the context otherwise requires:

1.2.1	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

1.2.2	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

1.2.3	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

2.	Appointment

The Company hereby appoints the Executive and the Executive hereby agrees to serve the Company in the position designated in Schedule 1 subject to the terms and conditions hereinafter contained.

3.	Place of Employment

The principal place of employment shall be the Company’s offices at 29 Richmond Road, Pembroke HM 08, Bermuda. The Executive shall work in any place in Bermuda which the Board may require for the proper performance and exercise of his duties and powers, and he may be required to travel on the business of the Company and/or Group Companies anywhere in the world.

4.	Term of Employment

4.1	The employment of the Executive (subject to Early Termination as provided below) shall be for the period commencing on the date hereof (the “Effective Date”) and shall continue until the Executive is terminated in accordance with the provisions of this Agreement (the “Employment Period”).

4.2	Where applicable, it is a condition precedent for this Agreement that the Executive holds and continues to hold a valid work permit from the Bermuda Department of Immigration.

5.	Garden Leave

5.1	In the event that the Executive or the Company gives notice of Early Termination, the Company may at any time and in its absolute discretion direct that, for a period not exceeding six months in the aggregate during his Employment Period:

5.1.1	the Executive perform no duties; and/or

5.1.2	the Executive refrain from contacting any customers, clients, advertisers, suppliers, agents, professional advisors, brokers or employees of the Company for the purpose of interfering with or reducing the business of the Company or any Group Company or its relationship with any such person; and/or

5.1.3	the Executive not enter all or any premises of the Company and/or;

5.1.4	the Executive must immediately resign without claim for compensation from office as director of the Company and any Group Company and from any other office held by him in the Company or any Group Company.

5.2	During any period when the provisions of this Clause are invoked the Executive shall continue to receive his Base Salary, and all applicable benefits and perquisites, and continue to be eligible to receive any Annual Bonus and Awards that would otherwise have vested pursuant to this or any other agreement between the Executive or the Company. The Executive must continue to comply without exception with all his obligations under this Agreement.

5.3	The Executive irrevocably authorizes the Company to appoint some person in his name and on his behalf to sign and deliver any resignation required pursuant to Clause 5.1.4 if the Executive has failed to deliver such resignation within three [3] working days of the Executive being required to do so.

6.	Duties and Responsibilities

6.1.	During the continuance of his employment hereunder:

6.1.1.	The Executive shall well and faithfully serve the Company and use his best endeavours to promote, develop and extend its business and interests, giving at all times, the full benefit of his knowledge, expertise, technical skill and ingenuity.

6.1.2.	The Executive acknowledges that the requirements of the Company’s business may mean that his duties may be varied when reasonably considered appropriate and necessary by the Company and in such circumstances, subject to any governmental regulations, he may be required to carry out other duties within his capabilities even should they be associated with another job title.

6.1.3.	Subject at all times to Clause 6.1.2. above, the Executive’s office and duties shall be as set out in Schedule 1.

7.	Remuneration and Reimbursement

7.1.	The Company shall pay to the Executive by way of remuneration for his services hereunder a base salary as set out in Schedule 1 (“Base Salary”) which shall be payable by equal monthly instalments in arrears on the 25th (or the preceding workday) of each month.

7.2.	The Company has authority to make deductions from the Executive’s Base Salary to reflect all and any applicable taxes or contributions to health and/or pension plans as detailed in Schedule 1.

7.3.	The Company shall pay to the Executive all reasonable travelling hotel and other out-of-pocket expenses which are properly incurred by him in or about the performance of his duties hereunder and for which receipts (if so required) are provided to the reasonable satisfaction of the Chief Executive Officer or the Chairman, as appropriate.

7.4.	The Company shall pay to the Executive such other benefits, pension provisions and perquisites as may be set out in Schedule 1.

7.5.	The Executive shall be eligible for an Annual Bonus as set out in Schedule 1.

7.6.	The Executive shall be eligible for a Retention Bonus in accordance with the terms of Schedule 3.

8.	Normal Hours and Holidays

8.1	Normal office hours are 8:45am to 4:45pm; however, the Executive shall conform to such additional hours of work as may from time to time reasonably be required of him and shall not be entitled to receive any additional remuneration for work outside of normal office hours. The Executive’s salary has been calculated on the basis he is not entitled to overtime pay.

8.2	In addition to the public holidays under the Public Holidays Act 1947 and such other holidays as may be determined by the Company, the Executive shall be entitled without loss of remuneration to the number of days’ vacation in each year as may be set out in Schedule 1 to be taken at such time or times as may be approved by the Company.

8.3	Up to five days’ vacation remaining at the end of any year may be carried forward to the next succeeding year but no further, save as otherwise approved by the Chief Executive Officer or the Chairman. The entitlement to vacation (and on termination of employment vacation pay in lieu of vacation) accrues pro rata throughout each year, provided that fractions of days shall be disregarded in calculating entitlement to vacation or payment in lieu of vacation.

9.	Confidentiality

9.1.	The Executive acknowledges that materials and knowledge gained during his employment are of significant value to the Company and shall not, either during the continuance of his employment hereunder (otherwise than in the proper performance of his duties hereunder) or at any time after the determination thereof, divulge to any person whomsoever, and shall use his best endeavours to prevent the publication or disclosure of, any trade secret or other confidential information concerning the business, finances, accounts, dealings, transactions or affairs of the Company or any Group Company or of any of their respective clients entrusted to him or arising or coming to his knowledge during the course of his employment hereunder or otherwise.

9.2.	The Executive shall upon the termination of his employment hereunder immediately deliver up to the Company all fee schedules, lists of clients, correspondence and other documents, papers, data (whether written, photographic or electronic) and property belonging to the Company or related to any of the matters referred to in Clause 9.1 which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

10.	Early Termination

By the Executive without Good Reason

10.1.	The Executive’s employment may be terminated by the Executive without Good Reason by his giving the Company six months’ notice in writing. In such circumstances, provided that the Executive has signed the General Release within 5 business days from the date that notice expires, the Executive shall, be eligible for the payment of Accrued Obligations.

10.2.	The Company shall pay the Accrued Obligations within 5 business days after the date that the Executive has signed the General Release.

By the Company for any Reason other than: (i) Change in Control or (ii) loss of Work Permit or (iii) for Cause, or (iv) due to Death or Disability.

10.3.	The Executive’s employment may be terminated by the Company at any time other than for Change in Control or as a result of loss of the Executive’s work permit, for Cause, or due to the Executive’s death or disability, by its giving the Executive notice in writing, which may be a period of not less than one month and not more than 6 months, or by making payment in lieu thereof. In such circumstances, the Executive shall, provided that the Executive has signed a General Release within 5 business days from the date that notice expires, be eligible for:

10.3.1.	the Accrued Obligations;

10.3.2.	a payment equal to the difference between the Executive’s current Base Salary for 6 months (less any applicable deductions) and any payment made in lieu of notice (where applicable).

10.3.3.	a pro-rated amount of his Annual Bonus to the date of termination, as determined in good faith by the Compensation Committee of the Company based on any then current metrics in place for measuring both the Company’s and the Executive’s performance;

10.3.4.	the amount equal to half the target amount of the Executive’s Annual Bonus. If no target bonus has been specified, then the Executive shall receive one half of the amount of his actual bonus received in the previous year;

10.3.5.	the amount equal to half the Executive’s annual housing allowance set out in Paragraph 7 of Schedule 1;

10.3.6.	The vesting on the date that the notice expires of all Awards that would otherwise have vested during the 12 month period immediately following such date. For purposes of this Clause, any Awards that are subject to cliff vesting subsequent to the date of termination shall be deemed to vest on an annual pro-rata basis over the original cliff-vesting period. In addition, the deemed vesting of any Awards that are subject to performance conditions for which the performance period expires subsequent to the date of termination shall be based on the original grant date target value of the Award as pro-rated to each year of the original vesting period. All calculations of Awards that are deemed to be vested shall be carried out in good faith by the Compensation Committee of the Company.

10.3.7.

continuation of participation under the Company’s health insurance plans for 6 months after the date that the notice expires, provided that (a) if the Executive shall find alternative employment which provides health insurance, then the Executive shall immediately inform the Company and the Company shall be under no further obligation to continue such payments; and (b) such continued participation is permissible under the relevant plans or, if not, the Company shall pay to the Executive the sum it otherwise would have paid to secure the Executive’s participation under the Company’s health insurance plan for a period of 6 months.

10.3.8.	The Company shall make payment of all amounts under clauses 10.3.1 and 10.3.3 within 5 business days after the date that the Executive has signed the General Release. All other payments made under this clause will be made in 6 equal monthly instalments thereafter provided that there is no breach of the General Release or of any surviving provisions of this Agreement.

Termination for Change of Control

10.4.	The Executive’s employment may be terminated by the Company within 12 months following a Change in Control, by its giving the Executive notice in writing, which may be a period of not less than one month and not more than 6 months, or payment in lieu thereof, . In such circumstances, the Executive shall, provided the Executive is not working out any prior notice period and that the Executive has signed a General Release within 5 business days from the date that notice expires, be eligible for:

10.4.1	the Accrued Obligations;

10.4.2	a payment equal to the difference between the Executive’s current Base Salary for one year (less any applicable deductions) and any payment made in lieu of notice (where applicable).

10.4.3	a pro-rated amount of his Annual Bonus to the date of termination, as determined in good faith by the Compensation Committee of the Company based on any then current metrics in place for measuring both the Company’s and the Executive’s performance;

10.4.4	the amount equal to the target amount of the Executive’s Annual Bonus. If no target bonus has been specified, then the Executive shall receive the amount of his actual bonus received in the previous year;

10.4.5	the Executive’s annual housing allowance set out in Paragraph 7 of Schedule 1;

10.4.6

the vesting on the date that the notice expires of all Awards that would otherwise have vested had the Executive remained employed by the Company. For purposes of this Clause, any Awards that are subject to cliff vesting subsequent to the date of termination shall be deemed to vest on an annual pro-rata basis over the original cliff-vesting period. In addition, the deemed vesting of any Awards at the date that notice expires that are subject to performance conditions for which the performance period expires subsequent to the date of termination shall be based on the original grant date target value of the Award as pro-rated to each year of the original vesting period. All such calculations shall be carried out in good faith by the Compensation Committee of the Company.

10.4.7	continuation of participation under the Company’s health insurance plans for 12 months after the date that the notice expires, provided that (a) if the Executive shall find alternative employment which provides health insurance, then the Executive shall immediately inform the Company and the Company shall be under no further obligation to continue such payments; and (b) such continued participation is permissible under the relevant plans or, if not, the Company shall pay to the Executive the sum it otherwise would have paid to secure the Executive’s participation under the Company’s health insurance plan for a period of 12 months.

10.4.8	the Company shall make payment of all amounts under clauses 10.4.1 and 10.4.3 within 5 business days after the date that the Executive has signed the General Release. All other payments made under this clause will be made in 12 equal monthly instalments thereafter provided that there is no breach of the General Release or of any surviving provisions of this agreement.

Termination due to loss of Work Permit

10.5	In the event that the Company is obliged to terminate the Executive’s employment as a result of the loss of or failure to renew the Executive’s work permit, the Executive shall, provided that the Executive has signed a General Release within 5 business days from the date that the work permit ceases to be in effect, be eligible for:

10.5.1	the Accrued Obligations;

10.5.2	10.5.2 a payment equal to 6 months of the Executive’s current Base Salary (less any applicable deductions;

10.5.3	a pro-rated amount of his Annual Bonus to the date of termination, as determined in good faith by the Compensation Committee of the Company based on any then current metrics in place for measuring both the Company’s and the Executive’s performance;

10.5.4	the vesting on the date that the notice expires of all Awards that would otherwise have vested during the 24 month period immediately following such date. For purposes of this Clause, any Awards that are subject to cliff vesting subsequent to the date of termination shall be deemed to vest on an annual pro-rata basis over the original cliff-vesting period. In addition, the deemed vesting of any Awards that are subject to performance conditions for which the performance period expires subsequent to the date of termination shall be based on the original grant date target value of the Award as pro-rated to each year of the original vesting period. All calculations of Awards that are deemed to be vested shall be carried out in good faith by the Compensation Committee of the Company;

10.5.5	upon production of satisfactory documentation, reimbursement of all reasonable repatriation expenses (including airfare and moving of household effects) for the Executive and his dependants up to a maximum of $20,000 if the Executive shall leave Bermuda without obtaining further employment.

10.5.6	The Company shall make payment of all amounts under clauses 10.5.1 and 10.5.3 within 5 business days after the date that the Executive has signed the General Release. All other payments made under this clause will be made in 6 equal monthly instalments thereafter provided that there is no material breach of the General Release or of any surviving provisions of this Agreement.

Payment in lieu of notice

10.6	The Company shall have the right, in its discretion, upon termination by notice by either party to pay Executive in lieu of notice.

Termination by the Company Without Notice

10.7	The Executive’s employment may be terminated by the Company without notice or payment in lieu of notice:

10.7.1	for Cause;

10.7.2	in the event of the Executive’s death; or

10.7.3	in the event of the Executive being unable to perform his duties and responsibilities hereunder due to his disability as defined in the Company’s Group Long-Term Disability Insurance policy. During such period of disability, the Executive shall continue to receive the Base Salary (less any Company-paid benefits that he receives, such as short-term disability or workers’ compensation).

10.8	If the Executive’s employment is terminated for Cause, then the Executive shall be entitled only to the Accrued Obligations up to the date of termination.

10.9	If the Executive’s employment is terminated by reason of the Executive’s death or disability then, in full satisfaction of the Company’s obligations under this Agreement, the Executive or the beneficiaries of the Executive’s estate, as appropriate, shall be entitled to receive upon signing of a General Release by the Executive or his personal representative within 5 business days of termination:

10.9.1	the Accrued Obligations;

10.9.2	a pro-rated amount of his Annual Bonus to the date of termination, as determined in good faith by the Compensation Committee of the Company based on any then current metrics in place for measuring both the Company’s and the Executive’s performance;

10.9.3	the amount equal to 6 months of the Executive’s current Base Salary plus an amount equal to half the target amount of the Executive’s Annual Bonus. If no target bonus has been specified, then the Executive or the beneficiaries of the Executive’s estate, as appropriate, shall receive one half of the amount of his actual bonus received in the previous year;

10.9.4	the vesting on the date of termination of employment of all Awards that would otherwise have vested had the Executive remained employed by the Company. For purposes of this Clause, any Awards that are subject to cliff vesting subsequent to the date of termination shall be deemed to vest on an annual pro-rata basis over the original cliff-vesting period. In addition, the deemed vesting of any Awards that are subject to performance conditions for which the performance period expires subsequent to the date of termination shall be based on the original grant date target value of the Award as pro-rated to each year of the original vesting period. All calculations of Awards that are deemed to be vested shall be carried out in good faith by the Compensation Committee of the Company; and

10.9.5	in the event of disability, in addition to disability benefits, continuation of participation under the Company’s health insurance plans for 12 months, provided that such continued participation is permissible under the relevant plans or, if not, the Company shall pay to the Executive the sum it had previously paid to secure the Executive’s participation under the Company’s health insurance plan for a period of 12 months.

Termination by the Executive for Good Reason

10.10.	The Executive’s employment may be terminated by the Executive for Good Reason by his giving the Company six months’ notice in writing. In the event that the Executive terminates his employment for Good Reason the Executive shall, provided that the Executive has signed a General Release within 5 business days from the date that notice expires, be eligible for:

10.10.1.	the Accrued Obligations;

10.10.2	the amount equal to the Executive’s current Base Salary for one year plus the amount equal to the target amount of the Executive’s current Annual Bonus. If no target bonus has been specified, then the Executive shall receive the amount of his actual bonus received in the previous year;

10.10.3	the amount equal to the value of the Executive’s annual housing allowance set out in Paragraph 7 of Schedule 1;

10.10.4	the vesting on the date that the notice expires of any Awards that would otherwise have vested during the 24 month period immediately following such date. For purposes of this Clause, any Awards that are subject to cliff vesting subsequent to the date of termination shall be deemed to vest on an annual pro-rata basis over the original cliff-vesting period. In addition, the deemed vesting of any Awards that are subject to performance conditions for which the performance period expires subsequent to the date of termination shall be based on the original grant date target value of the Award as pro-rated to each year of the original vesting period. All calculations of Awards that are deemed to be vested shall be carried out in good faith by the Compensation Committee of the Company; and

10.10.5.	continuation of participation under the Company’s health insurance plans for 12 months after the date of termination, provided that (a) if the Executive shall find alternative employment which provides health insurance, then the Executive shall immediately inform the Company and the Company shall be under no further obligation to continue such payments; and (b) such continued participation is permissible under the relevant plans or, if not, the Company shall pay to the Executive the sum it otherwise would have paid to secure the Executive’s participation under the Company’s health insurance plan for a period of 12 months.

10.10.6.	the Company shall make payment of all amounts under clause 10.10.1 within 5 business days after the date that the Executive has signed the General Release. All other payments made under this clause will be made in 12 equal monthly instalments thereafter provided that there is no breach of the General Release or of any surviving provisions of this agreement.

11.	Retirement

11.1.	Normal retirement age is 65 years, at which time, this Agreement and the Executive’s employment hereunder shall in any event terminate. Upon retirement, the Executive shall, upon the signing by the Executive of a General Release within business 5 days of the date of termination, be entitled to:

11.1.1	a pro-rated amount of his Annual Bonus to the date of termination, as determined in good faith by the Compensation Committee of the Company based on any then current metrics in place for measuring both the Company’s and the Executive’s performance;

11.1.2	subject always to the terms of any applicable Incentive Plan, the vesting on the date of termination of all Awards that would otherwise have vested had the Executive remained employed by the Company. In the event of conflict between an Incentive Plan and this Agreement, the Incentive Plan shall prevail.

11.2.	Early retirement may be taken by the Executive after the age of 55 years by his giving the Company 6 months’ notice in writing. On the date of his early retirement, and upon the signing by the Executive of a General Release within 5 business days of the date of termination, the Executive shall be entitled to:

11.2.1	a pro-rated amount of his Annual Bonus to the date of termination, as determined in good faith by the Compensation Committee of the Company based on any then current metrics in place for measuring both the Company’s and the Executive’s performance;

11.2.2	the vesting on the date that the notice expires of all Awards under the IPC Holdings, Ltd. 2003 Stock Incentive Plan and 2005 Stock Option Plan that would otherwise have vested had the Executive remained employed by the Company. The vesting of any Awards granted under any other Incentive Plan will be solely at the discretion of the Compensation Committee of the Company.

11.3.	At the time of the Executive’s normal or early retirement, the Company may extend:

11.3.1.	any other benefits or perquisites that the Board or any Compensation Committee may consider appropriate; and

11.3.2.	the health insurance for the Executive and his dependants if permitted by the insurer, on such terms as to payment, duration and other provisions as the Board or any Compensation Committee thereof may determine.

12.	Execution of General Release and Cooperation

12.1.	Upon termination of employment and prior to payment of any termination payment or benefits under this Agreement or any Incentive Plan (with the exception of such minimum payments or benefits as may be required under the governing law of this Agreement), the Executive agrees that he will execute the General Release within the time periods required by this Agreement.

12.2.	Upon and after the termination of this Agreement, howsoever arising, the Executive shall cooperate with the Company at its request in responding to any questions or requests for information arising out of or connected with the Executive’s employment with the Company and shall provide such other assistance as the Company may reasonably request. Without prejudice to the foregoing, at any time or from time to time after termination the Executive shall, upon the request of the Company:

12.2.1.	appear as witness for the Company in any proceedings in which the Company may be involved, upon payment of the Executive’s reasonable fees and expenses; and

12.2.2.	resign, without claim for compensation for loss of office, as a director of the Company and from such offices held by him in any of the Group Companies as may be so requested and should he fail to do so, the Company is hereby irrevocably authorised to date and deliver on his behalf a letter of resignation in the form of Schedule 2 attached hereto.

13.	Restrictive Covenants

13.1.	Since the Executive is likely to obtain, in the course of his employment hereunder, knowledge of trade secrets and also other confidential information in regard to the business of the Company and of any Group Company with which he becomes associated, the Executive hereby agrees with the Company that, in addition to the restrictions contained in Clause 9, he will not during the period of his employment or for the period of 6 months from the termination of his employment hereunder (howsoever caused):

13.1.1.	either on his own account or for any other person, firm or company, directly or indirectly be engaged in or concerned with any business or undertaking with operations in Bermuda, the United States of America, the United Kingdom or any of its Overseas Territories or Ireland which is engaged in or carries on any business which competes or seeks to compete with the business of property/ catastrophe insurance and reinsurance;

13.1.2.	either on his own account or for any other person, firm or company, solicit or procure orders from or do business with any person, firm or company who has at any time during the 12 months immediately preceding the termination of his employment, to his knowledge, done business with the Company or any Group Company and with whom he had dealings;

13.1.3.	either on his own account or for any other person, firm or company, solicit the services of or endeavour to entice away from the Company or any Group Company any director, senior employee or consultant of the Company or any Group Company (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor shall the Executive knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person;

provided that nothing in this Clause shall prohibit the seeking or procuring of orders or the doing of business not relating or not similar to the business of property/ catastrophe insurance and reinsurance.

13.2.	While the restrictions aforesaid are considered by the Parties to be reasonable in all the circumstances it is agreed that if any of such restrictions shall, taken together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if part of the wording thereof were deleted or modified the said restrictions shall apply with such words deleted or modified.

13.3.	The Executive hereby agrees that he will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such services and such area and for such period as such company or companies may reasonably require for the protection of its or their legitimate interests provided that the terms of such restrictions and provisions will not be more onerous than the restrictions and provisions of this Agreement.

13.4.	In the event of any breach by the Executive of any of the provisions of this clause 13, any termination benefits which are payable by the Company shall be forfeited by the Executive. The Executive agrees that the forfeiture of such termination benefits is reasonable, minimum compensation for the loss that will be occasioned by the Company as a result of any breach of the provisions of this clause 13. The Company may claim the value of any additional loss or damage suffered by it as a result of any breach by the Executive of any of the provisions of this clause 13.

13.5.	The Executive agrees that (i) violating any part of Clause 13 may cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Clause 13, (iii) no bond will need to be posted for the Company to receive such an injunction, or other relief and (iv) no proof will be required that monetary damages for violations of Clause 13 would be difficult to calculate and that remedies at law would be inadequate.

14.	Untrue Statements

The Executive shall not knowingly at any time make any untrue statement in relation to the Company or any Group Company or any employee, director or officer of the Company or any Group Company and in particular shall not after the determination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Group Company.

15.	Notices

Any notice required to be given hereunder shall be in writing and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out in Schedule 1 (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five business days after despatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.

16.	Taxes

The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, payroll and social insurance taxes, as shall be required by law.

17.	Successors and Assigns; No Third-Party Beneficiaries

17.1.	The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, (i) any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation, amalgamation or otherwise) or (ii) to any Group Company in the event of, or prior to, a Change in Control. The Company, in the event that it does not terminate the Executive’s employment for Change in Control, shall require either that any purchaser or successor expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place or, in the event of assignment to any Group Company, that the Group Company assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place.

17.2.	The Executive. The Executive’s rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

18.	Miscellaneous

18.1.	Notwithstanding the expiration or termination of this Agreement howsoever arising, such expiration or termination shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect.

18.2.	If any of the clauses, conditions, covenants or restrictions of this Agreement shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

18.3.	This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and supersedes all prior negotiations, agreements, correspondence, undertakings, understandings and statements, whether oral or written.

18.4	Waiver by any Party hereto of any breach of default by the other Party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default whether similar to or different from the breach or default waived.

18.5.	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

18.6.	This Agreement and Schedule 1 shall stand as the Statement of Employment required under section 6 of the Employment Act 2000.

18.7.	The terms and conditions of this Agreement and the rights of the Parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Islands of Bermuda. The Parties to this Agreement hereby irrevocably agree that the courts of Bermuda shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

19.	Section 409A1

19.1	If and to the extent that any payment or benefit under this Agreement, or any plan or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code (“Section 409A”) and is payable to the Executive by reason of his termination of employment, then (a) such payment or benefit shall be made or provided to the Executive only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of the Executive’s separation from service (or earlier death) and the first payment will also include a catch-up payment equal to any amounts that would have been payable to the Executive during such six month period, in accordance with the Company’s then prevailing payroll policies. Any such payment or benefit shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments.

19.2	To the extent any expense reimbursement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), and in no event shall any expenses be reimbursed after the last day of the

[1]	Applicable to EVPs subject to U.S. taxation.

calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement as of the date first written above.

SIGNED by and on behalf of		)
THE COMPANY		)	/s/ James Bryce
in the presence of:		)	Name: James P. Bryce
Title: Chief Executive Officer

Witness:	/s/ Melanie Saunders
Name:	Melanie J. Saunders

SIGNED by		)
THE EXECUTIVE		)	/s/ John Weale
in the presence of:		)	Name: John R. Weale

Witness:	/s/ Melanie Saunders
Name:	Melanie J. Saunders

SCHEDULE 1

1.	Position: Executive Vice President & Chief Financial Officer

2.	Title and Description of Work: The EVP & CFO plays a key role in planning, directing and managing all areas of the companies’ financial operations and reporting in Bermuda and elsewhere.

3.	Base Salary: $517,000 per annum, as may be increased from time to time.

4.	Annual Bonus. The Executive shall be eligible for an annual incentive bonus award determined by the Board or any Committee thereof in its discretion in respect of each fiscal year during the Term of Employment (the “Annual Bonus”).

5.	Awards. The Executive shall be eligible for annual incentive equity awards under the IPC Holdings, Ltd. 2007 Incentive Plan as determined by the Board or any Committee thereof in its discretion in respect of each fiscal year during the Term of Employment.

6.	Deductions:

(i)	Pension- as set out below

(ii)	The Executive’s portion of any payroll tax as may be prescribed under the Payroll Tax Act 1998.

(iii)	Such other mandatory deductions as may be required under any applicable law or in accordance with Company policy from time to time.

7.	Other Benefits and Perquisites:

(i)	Annual Housing Allowance: $ 144,000.00 (@ $ 12,000 p.m.)

(ii)	Home Leave Allowance: During each year of employment, the Company will pay the cost of a first class round-trip air passage for the Executive and his spouse and children by the shortest route between Bermuda and London, England. Cash in lieu of home leave airfare will not be available.

(iii)	Education Allowance: The Company will reimburse tuition costs incurred for children in kindergarten (age 5) up to age 18, at local private school rates. A child qualifies for coverage if he/she turns age 5 during the school year.

(iv)	Club Dues: The Company will reimburse the Executive for one annual subscription to a club in Bermuda of the Executive’s choosing for the Executive and his spouse and children.

(vi)	The Company will reimburse the Executive for professional accounting fees incurred in connection with the preparation of annual tax returns for the Executive and his spouse.

(vii)	Health Insurance: major medical coverage, dental, prescription drugs and vision care are provided to the Executive and his dependants at no cost to the Executive.

(viii)	Group Life Insurance is provided at no cost to the Executive.

(ix)	Accidental Death and Dismemberment Insurance is provided at no cost to the Executive.

(x)	Short-Term Disability benefit is provided to replace a portion of the Executive’s income during the first ninety days of a certified disability, after which time the Long-Term Disability benefit becomes available.

(xi)	Long-Term Disability benefit is provided at no cost to the Executive to replace a portion of his income if he has been totally disabled for ninety consecutive days.

8.	Vacation: Vacation shall be taken in accordance with the Company’s policy, as currently in effect, or as otherwise agreed with the Chief Executive Officer or Chairman, as appropriate. The Executive shall take two consecutive weeks of vacation per annum unless agreed otherwise in writing by the Chief Executive Officer or the Chairman, as appropriate.

9.	Addresses for Notices:

To the Company -

Name: IPCRe Limited, attention the President/Secretary

Address: 29 Richmond Road, 4th Floor, Pembroke HM 08, Bermuda.

Fax: (1 441) 292-8085

To the Executive -

Name: John R. Weale

Address: 29 Richmond Road, 4th Floor, Pembroke HM 08, Bermuda.

Fax: (1 441) 292-8085

10.	Pension Provisions: During the term of his employment, the Executive shall be entitled to participate in retirement benefits generally provided to senior executives of the Company that are made available from time to time.

11.	Sick Leave Provisions: In accordance with the Company’s policy, as described in the Employee Handbook, as is currently in effect.

12.	Dress Code: The Executive is expected and required to dress in accordance with the Company’s current policy on Office Attire contained in the Employee Handbook.

13.	Disciplinary and Grievance Procedure: The procedures can be found in the Employee Handbook.

14.	Probationary Period: No probationary period applies.

15.	There is no collective agreement that affects the terms and conditions of employment under this Agreement.

SCHEDULE 2

Date:

IPCRe Limited

29 Richmond Road

Pembroke HM 08

Bermuda

Dear Sirs

I, [name of Executive], hereby resign as director and as officer of any of (i) IPCRe Limited (the “Company”), (ii) the parent of the Company and (iii) any subsidiary of the Company, of which I am a director or officer, effective as of the date of this letter.

Yours faithfully

[name of Executive]

SCHEDULE 3

RETENTION BONUS

The Executive will receive a special bonus of $646,250 (“Retention Bonus”), which will be in addition to any other compensation paid to the Executive for his services if the Executive is an employee in good standing of the Company on December 31, 2009, provided that if the Executive’s employment with any Group Company is terminated before December 31, 2009, as a result of his death or disability or retirement at the normal retirement age of 65, or as a result of the Company terminating his employment without Good Reason (as defined in the Agreement of which this Schedule forms a part), or as a result of a Change of Control (as defined in the Agreement of which this Schedule forms a part), the Company will pay to the Executive (or, in the event of death, his estate) the Retention Bonus.

SCHEDULE 4

DEED OF GENERAL RELEASE

THIS Deed of General Release is made on the      day of              2009,

BETWEEN:

IPCRe Limited a company incorporated under the laws of Bermuda with its registered office located at 29 Richmond Road, Pembroke HM 08, Bermuda (the “Company”); and

John R. Weale (the “Executive”) of 29 Richmond Road, Pembroke HM 08, Bermuda

1.	Termination of Employment. The Executive and the Company acknowledge that Executive’s last day of employment with the Company is (the “Termination Date”).

2.	Full Release. In consideration of the promises and payments of the amounts set forth in the Employment Agreement, by and between the Company and Executive, dated as of [Date] (the “Employment Agreement”) the Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges Company, its officers, directors, employees, agents, insurers, subsidiaries, parents, affiliates, successors and assigns (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, through the date of this Agreement, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, Annual Bonus and Awards in the Company, employee benefit plans of the Company or Executive’s right to indemnification and directors’ and officers’ insurance.

3.	Executive undertakes that he will continue to abide by the terms of clause 13 of the Employment Agreement and further will instigate no proceedings in any jurisdiction or tribunal with respect to any actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character (including but not limited to claims under the Bermuda Employment Act 2000 and the Bermuda Human Rights Act 1981) arising out of or in any way related to Executive’s employment or termination of his employment.

4.	Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Agreement. This Agreement is executed by

Executive without reliance on any representation by Company or any of its agents. Executive hereby acknowledges that he has read and understands this Agreement and that he affixes his signature hereto voluntarily and of his own free will.

5.	The Executive has been advised to consult with an attorney prior to executing this Agreement and has been given a full and fair opportunity to do so.

6.	This deed shall be governed in all respects by the laws of Bermuda.

7.	In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

8.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.	The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement. Capitalised words and phrases in this Agreement shall have the same meanings as in the Employment Agreement between the Company and the Executive.

10.	This Agreement and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in writing signed by the Company and Executive. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Employment Agreement.

11.	This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

[signature page next]

IN WITNESS THEREOF, Executive and Company have executed this Agreement as a deed on this      day of              2009,

SIGNED by and on behalf of	)
THE COMPANY	)
in the presence of:	)	Name:
Title:

Witness:
Name:

SIGNED by	)
THE EXECUTIVE	)
in the presence of:	)	Name:

Witness:
Name: